Exhibit 99.1

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Vice President, Investor Relations	Senior Manager, Corporate Communications
(847) 968-0268	(847) 371-5048

CDW Completes Merger with Affiliate of Madison Dearborn Partners, LLC and Providence Equity Partners Inc.

VERNON HILLS, Ill. – October 12, 2007 – CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government and education, announced today the completion of its acquisition by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“MDP”) and Providence Equity Partners Inc. (“Providence Equity”).

Pursuant to the terms of the merger agreement entered into on May 29, 2007, CDW’s shareholders are entitled to receive $87.75 per share in cash. CDW’s shareholders approved the merger at a special meeting on August 9, 2007.

“As we begin the next chapter for CDW as a private company, we want to recognize the incredible efforts of our coworkers. Through their dedication and hard work over the past 23 years, CDW’s coworkers have continued to create value in the company by focusing on our customers and providing outstanding service,” said John A. Edwardson, CDW Chairman and Chief Executive Officer. “We look forward to partnering with the world-class investment firms of MDP and Providence Equity and continuing to build our industry-leading organization.”

“We are pleased to have successfully completed this transaction with our partners,” said Ben Chereskin, Managing Director of Madison Dearborn Partners. “CDW is a world-class company with a commanding market position and an outstanding track record for delivering the best quality products and exceptional service to its customers. We have great respect for John and the talented management team and coworkers at CDW, and look forward to working together to build value at the company over the long-term.”

“Since its founding in 1984, CDW has utilized its unique, direct model strategy to become a significant, principal source of technology products and services,” said Glenn Creamer, Senior Managing Director of Providence Equity. “We look forward to partnering with John and his team and Madison Dearborn to support CDW’s growth as a private company and the expansion of its leadership as a critical provider of technology solutions for business, government and education.”

American Stock Transfer & Trust Company has been appointed as the paying agent for payment of the merger consideration and will send a letter of transmittal by mail to each CDW registered shareholder containing instructions for receiving the merger consideration. For shares held in “street name” by a broker, bank or other nominee, CDW’s shareholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee. CDW shareholders with questions about the merger consideration payment process should contact American Stock Transfer & Trust Company at (800) 937-5449 or the appropriate broker, bank or other nominee.

As a result of completion of the merger, CDW’s stock will no longer be traded on the NASDAQ National Market effective at market close today.

About CDW

CDW®, ranked No. 342 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, APC, Apple, Cisco, EMC, Fujitsu, HP, IBM, Lenovo, Microsoft, Panasonic, Quantum, Samsung, Sony, Symantec, ViewSonic and Xerox. CDW’s direct model offers customers one-on-one relationships with knowledgeable account managers and access to approximately 820 on-staff engineers and advanced technology specialists who customize solutions for customers’ complex technology needs. CDW also provides same-day product shipping and post-sales technical support.

CDW was founded in 1984 and as of June 30, 2007, employed approximately 5,880 coworkers. In 2006, the company generated sales of $6.8 billion. CDW is privately held and is owned by an entity controlled by investment funds affiliated with leading private equity firms Madison Dearborn Partners, LLC and Providence Equity Partners Inc. For more information, visit CDW.com.

About MDP

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has more than $14 billion of capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. Since its inception in 1992, Madison Dearborn has invested in more than 100 companies. MDP invests in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, health care and real estate. For more information, please visit the MDP website at www.mdcp.com.

About Providence Equity Partners

Providence is the leading global private equity firm specializing in equity investments in media, entertainment, communications and information companies around the world. The principals of Providence manage funds with approximately $21 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Providence is headquartered in Providence, RI (USA) and has offices in New York, London, Hong Kong and New Delhi. Please visit www.provequity.com for more information.

CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.

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